Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550

INTEVAC INC. REPORTS
FIRST-QUARTER 2005 FINANCIAL RESULTS
Order Backlog Grows to $66 Million on Record Bookings for Disk Manufacturing Equipment

Santa Clara, Calif.—May 2, 2005—Intevac, Inc. (Nasdaq: IVAC) reported financial results for the three-month period ended April 2, 2005.

Revenues were $10.6 million, including $8.5 million of Equipment revenues and $2.1 million of Imaging revenues. Equipment revenues consisted of one 200 Lean system and equipment upgrades, spares, consumables and service. Imaging revenues consisted primarily of research and development contracts. In the first quarter of 2004, revenues were $6.4 million, including $4.1 million of Equipment revenues and $2.3 million of Imaging revenues.

Gross margin was 19% versus 25% for first-quarter of 2004. The decline was primarily due to establishment of a $510,000 reserve for costs the Company expects to incur related to obtaining final customer acceptance of a flat panel manufacturing system shipped in 2003 and recognition of revenue on a 200 Lean disk manufacturing system that was built early in 2004 prior to the completion of cost reduction activities.

Operating expenses were $6.3 million, compared to $5.2 million in first-quarter 2004. The primary reasons for the growth were increased costs related to customer service and support in the equipment business and Sarbanes-Oxley related audit costs.

Net loss for the quarter was $3.9 million or $0.19 per diluted share, compared to a net loss of $3.4 million, or $0.18 per diluted share, in the first quarter of 2004.

Order backlog totaled $66.0 million on April 2, 2005, compared to $10.5 million on December 31, 2004, and $52.0 million on March 27, 2004. The increase in backlog was primarily the result of orders for 16 disk manufacturing systems.

Intevac Chief Executive Kevin Fairbairn commented: “Q1 was an exciting quarter in which we achieved record bookings for disk manufacturing equipment, gained additional major customers for the 200 Lean, and made excellent progress on our next-generation head-mounted night-vision system. As a result of record bookings, order backlog increased to $66 million, all of which is scheduled for 2005 delivery and positions us for significant growth in revenues, compared to 2004.

“Just as important, our materials cost reduction activities are on track, and we expect the combination of higher volume and higher gross margins to significantly improve financial performance relative to 2004 and lead to significant profits in 2005,” Fairbairn added. “We continue to be busy with quotation activity and expect to receive additional orders for 200 Leans for delivery this year.”

Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.FullDisclosure.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PDT. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 5585748.

About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment for the thin-film disk industry and a provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.

Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, projected growth in annual revenues relative to 2004, projected reduction in 2005 200 Lean manufacturing costs relative to 2004, projected increase in 2005 gross margin relative to 2004, projected profitability in 2005 and projected increase in backlog of orders shippable for revenue in 2005. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to, failure to achieve projected growth in revenues, failure to achieve projected reductions in 200 Lean cost and increases in gross margin, or failure to achieve projected levels of revenue and profitability. Any of these risks could have a material impact on our business, our financial results and our stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.

[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended
	April 2, 2005	March 27, 2004
	(Unaudited)	(Unaudited)
Net revenues
Equipment	$8,536	$4,153
Imaging	2,069	2,282

Total net revenues	10,605	6,435
Gross profit (loss)	1,995	1,619
Gross margin
Equipment	19.7%	31.2%
Imaging	15.0%	14.1%

Consolidated	18.8%	25.2%
Operating expenses
Research and development	3,125	3,058
Selling, general and administrative	3,191	2,170

Total operating expenses	6,316	5,228
Operating income/(loss)
Equipment Products	(2,671)	(2,200)
Imaging	(1,181)	(889)
Corporate	(469)	(520)

Total operating loss	(4,321)	(3,609)
Other income (expense)	431	237

Profit/(Loss) before provision for income taxes	($3,890)	($3,372)
Provision for (Benefit from) income taxes	7	(12)

Net Income/(Loss)	($3,897)	($3,360)

Income (loss) per share
Basic	($0.19)	($0.18)
Diluted[a]	($0.19)	($0.18)
Weighted average common shares outstanding
Basic	20,243	18,736
Diluted[a]	20,243	18,736

a Diluted earnings per share exclude “as converted” treatment of the Company’s 6 1/2% Convertible Subordinated Notes Due 2009 and the effect of outstanding stock options when these potentially dilutive securities are anti-dilutive to earnings per share

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 2, 2005	Dec. 31, 2004
	(Unaudited)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$43,045	$42,034
Accounts receivable, net	22,068	4,775
Inventories — production	17,082	9,120
Inventories — pending acceptance at customer site	3,153	6,255
Prepaid expenses and other current assets	1,064	956

Total current assets	86,412	63,140
Property, plant and equipment, net	5,904	5,996
Long-term investments	5,015	8,052
Investment in 601 California Avenue LLC	2,431	2,431
Other long-term assets	3	3

Total assets	$99,765	$79,622

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	7,491	$1,647
Accrued payroll and related liabilities	1,556	1,617
Other accrued liabilities	3,011	2,943
Customer advances	21,496	3,833

Total current liabilities	33,554	10,040
Other long-term liabilities	232	207
Shareholders’ equity
Common stock	95,319	94,802
Accumulated other comprehensive income	237	253
Retained earnings (deficit)	(29,577)	(25,680)

Total shareholders’ equity	65,979	69,375

Total liabilities and shareholders’ equity	$99,765	$79,622

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